Exhibit 99.2
JCPenney Extends Store Closures and Provides Business Updates

PLANO, Texas (March 31, 2020) - J. C. Penney Company, Inc. (NYSE: JCP) today announced it will extend the temporary closure of its stores and business offices due to the Coronavirus (COVID-19) pandemic. The Company will continue to follow guidance from local, state, and federal officials as it anticipates gradually reopening stores and offices in markets when it is safe to do so.

As a result of its store closures, JCPenney has made the difficult decision to temporarily furlough the majority of store hourly associates, beginning April 2. During this time, the Company will also require a smaller corporate workforce. Beginning April 5, a significant portion of associates in the Company’s Home Office, Salt Lake City, and Soho design offices will be furloughed, along with its store salaried associates. Many of the Company’s associates in supply chain and logistics centers were previously furloughed on March 20, and those furloughs will continue.

“These are difficult days all across the country and the globe. At JCPenney, we are making tough, prudent decisions to protect both the safety of our associates and the future of our Company,” said Jill Soltau, chief executive officer of JCPenney. “We remain optimistic about JCPenney’s ability to weather this pandemic. We also believe these short-term solutions will have a long-term benefit for our associates, customers, and key stakeholders as we look forward to the day that we reopen our doors.”

All furloughed associates who are currently enrolled in the JCPenney benefits program will continue to receive full health benefits and the Company plans to cover 100 percent of employee-paid premiums for the duration of the furlough. Many impacted associates are also eligible to receive state unemployment benefits, which were recently increased with the passage of the federal stimulus bill.

“Our thoughts are with our valued associates and their families who are all being affected as we face this troubling time together. This is a true public health crisis, so we are maintaining health benefits and paying premiums for associates,” Soltau said. “We are in conversation with our associates and endeavoring to answer every one of their questions.”

JCPenney has taken several actions to improve its cash position and financial flexibility during the pandemic, including deferring capital spend, utilizing funds available under the revolving credit facility, pausing hiring, cutting spending, reducing receipts, and extending the terms for payment of goods and services. The Company has also suspended 2020 merit increases and is evaluating other financial options.

The Company’s eCommerce distribution centers and customer care will remain open, fulfilling online orders and answering customer inquiries. The centers will continue to operate by following enhanced social distancing, best practices for sanitization, and other safety measures. Its international operations continue, while complying with government mandates.

JCPenney Corporate Communications & Public Relations:
jcpnews@jcp.com - Follow @jcpnews on Twitter for the latest announcements and Company information.

Investor Relations:
jcpinvestorrelations@jcp.com

About JCPenney
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of approximately 850 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of nearly 90,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

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